Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-114602 of Capital Lodging on Form S-11 of:

•	Our report, dated April 12, 2004, on the consolidated financial statements of AP/APH Ventures, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144) as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in the Prospectus, which is part of such Registration Statement; and

•	Our report, dated May 27, 2004, on the balance sheet of Capital Lodging as of May 26, 2004 appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the headings “Selected Financial Information” and “Experts” in such Prospectus.

Deloitte & Touche LLP

New York, New York

July 26, 2004